EXHIBIT 10.21

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is entered into as of the 9th day of December, 1997, by AMERICAN STORES COMPANY, a Delaware corporation (Company), and VICTOR L. LUND (Executive). The Company and Executive are collectively referred to as the Parties, and individually as a Party.

     WHEREAS, the Parties entered into an Employment Agreement on November 1, 1994, which Employment Agreement was amended on September 17, 1996, July 29, 1997 and December 9, 1997; and

     WHEREAS, the Parties desire to integrate such amendments and restate the Employment Agreement.

     NOW THEREFORE, the text of the Employment Agreement, as amended, shall read in its entirety as set forth below.

     The Parties represent that:

     A. Executive is presently employed as an "employee at-will" with the Company; and

     B. The Parties desire to enter into this Employment Agreement to specify more fully each Party's rights and obligations under the employment relationship.

     In consideration of their mutual promises and covenants in this Agreement, the sufficiency of which they acknowledge, the Parties agree as follows:

                                       I.
                                    RELEASE


     I-A. To the extent permitted by law, Executive, after the required statutory time and opportunity to review this Agreement, releases and discharges the Company and its subsidiaries and their respective officers, directors and employees, from all claims and demands arising from or relating to Executive's employment at-will relationship that existed with the Company prior to the execution of this Agreement including, but not limited to demands based on federal, state or local laws, common law, and claims based on express or implied contract, covenants of good faith and of fair dealing, intentional or negligent infliction of emotional distress, the Age Discrimination In Employment Act and Title VII of the Civil Rights Act of 1964. Executive does not waive any claims accrued or which may accrue under workers' compensation laws, existing stock options, employee stock benefit plans, ASRE and other employee benefit plans.


                                      II.
                                      TERM


     II-A.     The term of this Agreement shall expire on October 31, 2002, provided, that the term shall be automatically extended for subsequent two-year terms until terminated by written notice given by the Company at least three years prior to the end of the term, or until terminated as described below.

     II-B.     If this Agreement is terminated following notice of termination of the Agreement given pursuant to Section II-A, but the Company continues to employ Executive, the Parties' employment relationship shall become one of employment at-will, in which either Party may terminate the employment relationship, with or without cause and without notice, and all benefits specified in this Agreement shall thereupon terminate, except that Executive shall be entitled to such benefits as shall then have accrued to Executive (e.g., existing stock options, ASRE benefits and SLRRP) and shall otherwise be entitled only to such benefits as are then available to similarly situated at-will executives of the Company. The Company, at its sole discretion, may continue to provide some or all of the benefits and compensation enumerated in this Agreement as determined in writing by the Company from time to time, executed by the signer of this Agreement or his successor.


                                      III.
                               EXECUTIVE'S DUTIES


     III-A.    Executive shall perform services of an executive nature that are the same as, or generally consistent with, the services that he or she has been performing and equal to those services in status, dignity and responsibility.

     III-B.    Executive shall act in the Company's best interests and shall make every reasonable effort to discharge assigned duties efficiently and to comply with the Company's policies and procedures. Executive shall devote his or her full and exclusive time to the Company's business and refrain from engaging in any other activity for others as an employee or independent contractor, officer, director or agent for monetary gain, except that where approved in writing by the Board of Directors of the Company. The Executive may serve, or continue to serve on the Board of Directors or hold any other offices or positions in, companies or organizations which, in the Board's judgment, will not present any conflict of interest with the Company or any of its subsidiaries or materially affect the performance of Executive's duties pursuant to this Agreement. Any services Executive renders as an officer or director of the Company shall be without additional compensation unless the Company's or its subsidiaries' Board of Directors direct otherwise.

     III-C.    The Company may change Executive's duties from time to time, but
Executive shall remain an officer of the Company or one of its subsidiaries, and the Company shall have Executive perform duties of an executive nature that are equal to Executive's previous title and duties in status, dignity and responsibility, and failure of the Company to do so shall constitute a material breach of this Agreement.


                                      IV.
                            EXECUTIVE'S COMPENSATION


     IV-A.     Company shall pay Executive a base salary of $750,000.00 plus target bonuses (as achieved) at the target rate of 50% (30% Annual Bonus and 20% Long Term Incentive Plan) (TCO), provided, that TCO is subject to change in the event of increases or pursuant to Section IV-C below.

     IV-B.     Executive shall also be eligible to receive bonuses pursuant to the Company's bonus programs. The Company, in its sole discretion, may alter its bonus programs' terms and conditions including, but not limited to, altering the criteria, extending or reducing the performance period, or eliminating the bonus programs.

     IV-C.     Notwithstanding Section IV-B, during the term of this Agreement, the Company shall not make a reduction in the sum of Executive's salary plus target bonus (TCO) of more than twenty percent (20%), other than a reduction which is part of a general cost reduction affecting at least ninety (90%) of the officers of the Company.

     IV-D.     The Company shall reimburse Executive for reasonably incurred expenses related to the Company's business in accordance with the Company's policies on reimbursement, as they may be changed from time to time.


                                       V.
                                   RELOCATION


     V-A. The Company, at its sole discretion, may require Executive to work in another location that would reasonably require Executive to relocate his or her primary residence. The Company shall give Executive at least 90 day notice prior to requiring Executive to relocate.

     V-B. If the Company requires Executive to relocate, the Company shall reimburse Executive for any reasonable relocation expenses that are in accordance with its relocation policy and, to the extent permitted by the relocation policy, as it may be changed from time to time, the Company may purchase Executive's primary residence. From time to time, the Company may change its policy concerning reimbursement for relocation expenses but the Company shall not abolish or amend its relocation policy so that its executives, including Executive, do not receive in substance what they are eligible to receive as of the date first mentioned above or of the date of any renewal of this Agreement, whichever is the last to occur.

                                      VI.
                                    BENEFITS


     VI-A.     On the same basis as other Company executives who are actively employed, Executive shall be entitled to participate in all of the Company's benefit plans, including retirement and profit-sharing, long-term disability, accidental death and dismemberment, health and insurance plans, including officer fiduciary and liability insurance, and vacations. At its sole discretion, the Company may change or terminate these benefit plans.

     VI-B.     The Company and Executive acknowledge that the Executive plays a key managerial role with the Company and that it is in the Company's best interest to provide Executive with a special long-range retirement plan (SLRRP) reserved to key executives, and SLRRP is an additional substantial consideration not present in the "employee at-will" status of the Executive prior to entering into this Agreement. SLRRP is designed to encourage such key executives to remain with the Company on an extended basis, have undivided loyalty to the Company, and not develop conflicts of interest by affiliating with the Company's competitors, which could undercut Executive's availability to serve as a possible consultant, advisor, witness, or source of information to the Company. Accordingly, Company shall pay to Executive (or his spouse, Linda Lund, as provided below) an annual payment as provided below (except as provided in
Section VI-B6 below) with all rights, including vested rights, to participate in any future benefits under SLRRP terminating at once when and if Executive enters into or joins as an individual, partner, joint venturer, independent contractor, officer or director of a business endeavor anywhere competing, as defined in
Section VIII-B4 hereof, with the Company or any of its subsidiaries, unless waived in writing by the Board of Directors of the Company. The benefits available under SLRRP are:

     1. except as provided in Section VI-B6 below, annual payments shall be made to Executive until his death and thereafter to Linda Lund, his spouse, if she is married to Executive at the time of his death and survives him, until her death, beginning at the later of October 31, 2002 or at the time Executive's employment with the Company terminates;

     2. entitlement to benefits will vest based on full years of service with the Company under this Agreement or any extensions or renewals thereof, as follows:

                                 SERVICE TABLE

               Completed Years               Vesting
               Under Contract                Schedule


               1 (10/31/95)                         0%
               2 (10/31/96)                         0%
               3 (10/31/97)                        20%
               4 (10/31/98)                        36%
               5 (10/31/99)                        52%
               6 (10/31/00)                        68%
               7 (10/31/01)                        84%
               8 (10/31/02)                       100%

     3. the fully vested annual benefit shall be equal to $700,000, as increased on October 31 of each year, beginning October 31, 1998, until the termination of Executive's employment, by the annual percentage increase in the Consumer Price Index--All Urban Consumers ("CPI") for the twelve months ended the immediately preceding September 30;

     4. if (a) Executive's employment is terminated (i) by death, (ii) by disability pursuant to Section VII-B and Section VII-C herein, (iii) by Company without cause or (iv) by Executive because of Company's breech of a material provision of this Agreement, or (b) at any time following a Change of Control (as defined in the Company's 1997 Stock Option and Stock Award Plan as in effect on July 29, 1997) of the Company, (i) Executive is not Chief Executive Officer of Company (and any parent entity directly or indirectly owning 50% or more of the outstanding shares of Company) for any reason other than (x) a voluntary termination of employment by Executive other than for "Good Reason" (as defined in Executive's Employment Agreement dated July 25, 1996 (the "Change of Control Employment Agreement") that becomes effective upon a Change of Control) or (y) a termination of the Executive's employment for "cause" (as defined in the Change of Control Agreement) or (ii) any event occurs that would permit Executive to terminate his employment for "Good Reason," whether or not Executive's employment is terminated, then in any such event Executive shall be fully vested in the SLRRP benefits without regard to Executive's years of service under this contract.

     5. if Executive is terminated for cause or voluntarily terminates his employment with the Company other than because of Company's breach of a material provision of this Agreement, the amounts vested at that time will be paid on an annual basis beginning on October 31, 2002 or at the time of termination, whichever is the last to occur; provided, Executive is not competing and has not competed with the Company or its affiliates as defined in Section VIII-B on or prior to the time any such annual payment is due;

     6. in the event that either (i) (A) there is a Change of Control following the termination of the Executive's employment with the Company or (B) the Executive's employment is terminated for any reason following a Change of Control or (ii) (A) the Executive is no longer Chairman of the Board or Chief Executive Officer of the Company and
          (B) the closing price on the New York Stock Exchange (or if the Company's common stock is not then listed on the New York Stock Exchange, on the national securities exchange or in the over-the-counter market in which the common stock is then principally traded) of a share of common stock of the Company falls below $10 (adjusted appropriately (x) for any stock split, stock dividend, reverse stock split, share combination, reclassification, or similar transaction occurring after July 21, 1997 and (y) for any decline in Standard & Poor's 500 Index after July 21, 1997 (but in no event shall such price be adjusted below $5 per share as a result of such decline)) and remains below such level for 20 consecutive trading days, the Company shall promptly pay the Executive (or his spouse, Linda Lund, if Executive is deceased), in lieu of any further obligation to make payments under this Section VI-B, an amount equal to the present value of the remaining unpaid vested after-tax benefits, together with an additional amount sufficient to gross-up such payment on an after-tax basis for U. S. Federal, State and local income taxes payable with respect to such lump sum payment. For purposes of the foregoing, (i) present value of the remaining unpaid vested after-tax benefits shall be calculated using a discount rate equal to the product of (x) the prime rate as it appears in the Wall Street Journal under the heading Money Rates and (y) the difference between 1 and the Executive's tax rate expressed as a percentage, (ii) it shall be assumed that all payments would be taxed at the highest marginal federal and applicable state and local income tax rates in effect for Executive or his spouse, as the case may be, at the time of the payment hereunder based upon his or her principal residence and taking into account the deductibility of state and local income taxes for federal income tax purposes and (iii) actuarial assumptions shall be made by a certified actuary selected by the Company. The amount payable under this
          Section VI-B6 shall be set forth as promptly as practicable after such event in a certificate signed by the Company's chief financial officer which certificate, together with reasonable supporting documentation, shall be delivered to the Executive or his spouse, as the case may be. In consideration of the receipt of such lump sum payment under this section VI-B6, the Executive agrees, for a period of three years following the receipt of such payment, not to enter into or join as an individual, partner, joint venturer, independent contractor, officer or director of a business endeavor anywhere competing, as defined in
          Section VIII-B4 hereof, with the Company or any of its subsidiaries, unless waived in writing by the Board of Directors of the Company.

     VI-C.     The Company shall, within 90 days after July 29, 1997, establish an irrevocable grantor trust (the "SLRRP Rabbi Trust"), the assets of which, subject to the claims of the Company's creditors in the event of insolvency, will be used to provide benefits under SLRRP. The Executive will have no security or other rights to, or interest in, the assets of the SLRRP Rabbi Trust, other than the right to be paid benefits under SLRRP in accordance with the terms of SLRRP, this Agreement and the SLRRP Rabbi Trust.

     VI-D. Following termination of the Executive's employment (other than in circumstances described in Section VI-B5), the Company shall provide the Executive with an office, related occupancy expenses and reasonable secretarial services until the earlier of Executive's death or October 31, 2012. Such office (which shall include furnishings and equipment comparable to those currently provided Executive) and service shall be provided in a city in which the Company has its principal executive offices or at such other place as the Executive designates (provided that the Company shall not be required to incur rental and other occupancy expenses in excess of $24,000 per annum, adjusted for changes in the CPI). The Company shall bear all operating expenses of such office not to exceed $15,000 per annum (exclusive of rent and other occupancy costs and secretarial service), adjusted for changes in the CPI.

     Following termination of the Executive's employment (other than in circumstances described in Section VI-B5), the Company will purchase medical coverage for the Executive and his spouse, Linda Lund, at least comparable to the coverage under the American Stores Company Retiree Medical Plan. The premiums for this coverage shall be payable by the Company for their lifetimes. To the extent any premiums paid by the Company are considered taxable income to the Executive or his spouse, the Company shall make a gross-up payment to such persons to make them whole on an after-tax basis.

     The Executive will have the opportunity afforded to all terminating employees to convert, to the extent permitted, any group life or accident insurance coverage to an individual policy or program. Premiums for such coverage will not be paid by the Company.


                                      VII.
                              DISABILITY AND DEATH

     VII-A. If Executive dies, Company's obligations, including retirement rights, under this Agreement shall terminate immediately except with respect to Executive's accrued base salary and bonus, which shall be prorated to Executive's death, and except with respect to the Company's obligations, if any, to Executive or Executive's heirs or beneficiaries under the Company's benefit plans and other benefits which have accrued to Executive, including the benefits set forth in Section VI above.

     VII-B. If Executive becomes "totally disabled," as defined in the Company's Long Term Disability Pay Plan (Plan), as that Plan may be amended or replaced from time to time, unless the Board of Directors of the Company otherwise determines, Executive shall be placed on "inactive status" pursuant to the Company's then effective policy and Company's obligations under this Agreement shall terminate as of the date Executive became "totally disabled," except with respect to Company's obligations, if any, under the Plan or other benefit plans and other benefits which have accrued to Executive, including the benefits set forth in Section VI above.

     VII-C. If Executive is not "totally disabled" as described in Section VII-B, but is not performing the duties of his or her job for at least ninety days in a consecutive twelve-month period, due to physical or mental impairment, illness or injury, the Company may terminate Executive's employment based on a resolution to that effect adopted by a majority of Company's Board of Directors, and upon 30 days prior written notice to Executive, and the Company's obligations to Executive under this Agreement shall terminate except with respect to the Company's obligations, if any, under the Company's Plan or other benefit plans and other benefits which have accrued to Executive, including the benefits set forth in Section VI above.


                                      VIII
                            CONFIDENTIAL INFORMATION
                                      AND
                              RESTRICTIVE COVENANT


     VIII-A. Executive recognizes and acknowledges as follows: that the Company has legitimate business interests to protect, including its relationship with its customers, confidential information and trade secrets; that the Company has files, records, reports and other information that it deems to be proprietary and confidential including, but not limited to, information concerning finance, real estate, business strategy and plans, employee compensation, bonus and benefit plans, management information systems and computer programs, private labels, and trade secrets; and that Executive has gained and will continue to gain knowledge of this information during the course of employment. During the course of employment and after employment has terminated, Executive shall not and will use his or her best efforts to ensure that agents or others under his control do not, disclose the Company's proprietary and confidential information to any person or entity for any purpose other than in the ordinary course of performance of his duties to the Company, or use the information for Executive's own benefit, unless the information has been made public or has been made generally available otherwise than by Executive's breach of his or her duties under this Agreement or is otherwise no longer confidential or proprietary.

     VIII-B. The parties recognize and acknowledge that American Stores Company is one of the nation's leading food and drug retailers and must protect its legitimate business interests. The Company operates stand-alone food and drug stores, price impact food stores, plus combination food/drug store units. As of the date hereof, the Company's operations include Lucky Stores, Jewel Food Stores, Acme Markets, Jewel Osco, Osco Drug and Sav-on and a price impact food chain. At year-end 1993, the Company operated 1,695 stores in 27 states. Executives of the Company are often transferred to other states and other subsidiaries of the Company. Their responsibilities and duties are Companywide, even though they may be assigned, at a point in time, to a particular subsidiary of the Company. The Company has expended considerable money, effort, and time to train, build or acquire certain key "assets" -- defined to include its employees and its relationships with customers, suppliers or vendors, lending institutions, lessors and land owners, and governmental entities, among others, and that Executive has gained and will continue to gain knowledge of those assets during the course of employment.
     During the term of this Agreement and any renewal thereof, and for one year thereafter, provided Executive's termination occurs during the term of the Agreement, Executive shall not:

     1. seek to hire or directly or indirectly solicit any employee to terminate employee's employment with the Company or its subsidiaries or assist any other person or entity in attempting to hire or hiring any employee of the Company or its subsidiaries; or

     2. interfere with or impede Company's relationships with customers, suppliers or vendors, lending institutions, lessors and land owners and governmental entities; or

     3. enter into or join a competing business endeavor as an individual, partner, joint venturer, independent contractor, officer or director that would directly or indirectly compete with the Company, or its subsidiaries, anywhere in the United States where covenants not to compete are enforceable under the laws of that state. The competition must be substantial in nature if it occurs following termination of employment and be in an area where the Company or its subsidiaries engage in business activity and where the customers are located. However, if the Company discharges Executive without cause, as defined in Section IX or breaches this Agreement as defined in Section III-C, this Subsection VIII-B3 shall only be effective if Company so elects in writing and agrees to continue paying Executive's established TCO during the one year that Executive is precluded from competing.
     4. For purposes of this paragraph and Section VI above, the term "competing business" shall refer to an entity that directly or indirectly operates or has an interest in any establishment (1) that directly competes with operations of the Company or its subsidiaries, as a supermarket, a drug store, a mail order pharmacy, a warehouse store, a home medical equipment store, a club store, a pharmacy benefit manager, a wholesale grocery distributor, or any variation thereof, or (2) that primarily sells the products which constitute 10% or more of the products sold by the Company or its subsidiaries in any one or combination of such stores or businesses.

     5. In connection with the foregoing provisions of Section VIII-B3, Executive represents that his or her economic means and circumstances are such that such provisions will not prevent him or her from providing for himself or herself and his or her family on a basis satisfactory to him or her. It is understood and agreed that the covenants made by Executive in Section VIII hereof and Section VI hereof are material to, and are being relied upon by the Company in entering into this Agreement.

     In the event of litigation of any breach of this agreement by Executive, the one year time period shall be tolled, except that if following termination, Executive does not engage in the activities set forth in Section VIII-B 1 to 5 inclusive, no such tolling shall occur.

     VIII-C. Upon termination of employment, Executive shall deliver to Company all records, data, memoranda, manuals, policies, and notes in his or her possession that are of a proprietary and confidential nature.


                                      IX.
                                  TERMINATION

     IX-A. Upon thirty days prior written notice, the Company may terminate Executive's employment for cause as follows:

     1. Executive is convicted of or enters a plea of guilty or nolo contendre to a felony; or

     2. If Company, in good faith, after reasonable investigation, believes that Executive has committed a fraud, misappropriation or embezzlement, or other gross and willful misconduct inimical to the Company's business; or

     3. Executive willfully breaches a material provision of this Agreement, and does not cure or cannot cure the breach after notice; or

     4.   Executive habitually and grossly neglects his or her duties.

In addition to terminating Executive in the above instances, the Company may also seek injunctive relief or sue for damages caused by Executive's actions. During the thirty day period after Company gives Executive notice of termination, an Executive in good standing may exercise any stock options that vest prior to the date that termination is effective.

     IX-B. While this Agreement is still in effect, if Executive terminates the Parties' employment relationship for any reason other than Company's breach of a material provision of this Agreement, Executive shall no longer be entitled to receive any compensation or benefits under this Agreement, except with respect to the Company's obligations, if any, under the Company's benefit plans and other benefits which have accrued to Executive, including benefits set forth under Section VI above. The Company shall have no cause of action against Executive unless Executive has breached Section VIII or committed any of the acts outlined in Section IX-A.

     IX-C. If Company terminates Executive's employment without cause or Executive terminates employment because of Company's breach of a material provision of this Agreement, the Company shall pay to the Executive in a lump sum in cash within 30 days after the effective date of termination the aggregate of the following amounts:

     1. the sum of (i) the Executive's annual base salary through the date of termination to the extent not theretofore paid and (ii) the prorated portion of Executive's bonus that has been earned (despite any contrary provision in the then-existing bonus plan); and

     2. the value of unpaid salary and target bonuses that would have been paid under the remaining life of the contract had the breach and termination not occurred.

     If the Company had relocated Executive within twelve (12) months prior to the date of termination under this Section IX-C, Company will relocate Executive within the continental United States pursuant to the Company's relocation policy; provided that Executive's relocation move is completed within twelve
(12) months from the date of termination. If the Executive's employment terminates under Section IX-C, benefits under SLRRP shall be calculated as though the Executive completed (10) years of service; all of the provisions of
Section VI-B of this Agreement shall continue to have full force and effect; and the provisions of Section VIII-B3 (the covenant not to compete for one year following termination of employment) shall thereupon have no force or effect. Notwithstanding the foregoing, all of the other provisions of Sections VI and VII hereof shall remain effective. The foregoing payments and benefits shall be in lieu of payments to which Executive might otherwise be entitled to under the American Stores Termination Allowance Plan.

     IX-D. Regardless of the reason that Executive's employment with the Company terminates, upon the expiration of Executive's right to continue participation in the Company's benefits plans as an active or inactive employee, the Company shall provide Executive the same opportunities as it generally provides to employees who have terminated to elect COBRA coverage, as well as any other conversion or extension rights or other benefits that are then available.

     IX-E. Executive expressly waives any other or additional remedy available at law, by statute or equity arising from the termination of this Agreement or the termination of Executive's employment.


                                       X.
                                    REMEDIES


     X-A. The Company and Executive recognize that the services to be rendered under this Agreement by Executive are special, unique and of extraordinary character, and that in the event of the breach by Executive of the terms and conditions of this Agreement to be performed by him or her in the event Executive shall, without the written consent of the Company, leave its employment in a manner not permitted by this Agreement and perform, in the future, services for any person, firm or corporation in violation of the provisions of Section VIII hereof, then the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, or to enforce the specific performance thereof by Executive or to enjoin Executive from performing services for any such other person, firm or corporation, if such performance would be in violation of the provisions hereof, but nothing herein contained shall be construed to prevent the election or invocation by the Company of any other remedy for the breach of this Agreement by Executive, as the Company may elect or invoke.


                                      XI.
                             CLAIMS AND ARBITRATION


     XI-A. Prior to any arbitration, Executive shall have the right to request that the Compensation Committee of the Company's Board of Directors consider Executive's claims. The Committee is not obligated to consider Executive's claims and, if it does so, its recommendations and decisions do not bind either Party.

     XI-B. If Executive's claim is denied, the Committee may provide a written notice within 90 days or may decline to take any action in which case the claim is deemed denied. If Executive desires a review of the claim, he or she must notify the Committee within 60 days of the date of the denial or deemed denial. The decision on review of the denied claim shall be rendered by the Committee within 60 days after receipt of the request for review.

     XI-C. Except for the Company's right to seek injunctive relief and damages as described above and Executive's right to request Committee review, all disputes that arise under this Agreement shall be settled by arbitration, using a single arbitrator, in accordance with the American Arbitration Association's rules and procedures, and the Parties shall be bound by the arbitrator's decision. Reinstatement of Executive's employment shall not be a remedy available to the arbitrator.

     XI-D. The Company shall pay the cost of arbitration and each Party shall pay its own attorneys' fees. However, if the arbitrator decides that the Company acted in bad faith, the Company shall pay Executive's attorneys' fees.


                                      XII.
                                   ASSIGNMENT

     XII-A. Because this Agreement is for personal services, Executive shall not assign this Agreement. Company may assign this Agreement to any successor, successor in interest to all or part of the Company's assets, or any affiliated company without Executive's consent, and Company may assign this Agreement to any other entity with Executive's consent, which shall not be unreasonably withheld. If the assignee to this Agreement succeeds to less than substantially all of the Company's business or assets, the Company may only assign this Agreement without Executive's prior consent if: (1) the Company's Board of Directors determines in good faith that the assignee is organized for bona fide purposes other than to avoid or reduce Company's obligations under this Agreement and has adequate financial reserves to meet all of Company's payment obligations under this Agreement, or (2) Company unconditionally guarantees all payment obligations to Executive under this Agreement from and after the assignment becomes effective.


                                     XIII.
                                 MISCELLANEOUS


     XIII-A. This Agreement may not be modified or discharged unless by written agreement, signed by both Parties.

     XIII-B. No waiver or waivers by either Party of the other Party's breach of, or failure to comply with, this Agreement shall be deemed a waiver of any other breach or failure to comply.

     XIII-C. If any part of this Agreement is declared by a court to be invalid, this Agreement shall still remain valid and shall be construed as if the invalid portion were not a part of the Agreement except that if the provisions of Section VI (SLRRP), relating to non-competition with the Company as a condition to payment of SLRRP retirement compensation, are declared invalid or unenforceable as to Executive, and Executive competes with the Company or any of its subsidiaries, then all of the provisions of such Section VI, including the right to receive SLRRP retirement payments, shall terminate and be unenforceable.

     XIII-D. The Parties have made no implied or expressed representations or covenants that are not expressly set forth in this Agreement, and this is the entire Agreement between the Parties.

     XIII-E. This Agreement is made in and is governed by the laws of the state of Utah.

     XIII-F. The provisions concerning confidentiality shall survive this Agreement.

     XIII-G. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and the Company's successors and assigns, whether by merger, consolidation or otherwise.

     XIII-H. The Board of Directors shall have the discretionary authority to construe and interpret any disputed, doubtful or uncertain terms of this Agreement.


     IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

                         COMPANY:
                         AMERICAN STORES COMPANY



                         By
                         Print Name: Kathleen E. McDermott
                         Its: Chief Legal Officer and Assistant Secretary


                         EXECUTIVE:



                         By:
                         Print Name: Victor L. Lund

                         Its: Chairman of the Board & Chief Executive Officer